Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

KORU Medical Systems, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	(1)	Other	900,000	$3.32	$2,988,000.00	0.0001531	$457.47

Total Offering Amounts:							$2,988,000.00		457.47
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$457.47

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”) of the Registrant that may be issued pursuant to the individual Non-Qualified Stock Option Award (time-based) and the individual Restricted Stock Agreement (time-based) to prevent dilution from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sales prices of the Common Stock, as quoted on the NASDAQ Capital Market tier of the NASDAQ Stock Market on August 5, 2025.